Filed Pursuant to Rule 424(b)(3)

Registration No. 333-140240

July 2007 Performance Update

The Frontier Fund Supplement Dated July 31, 2007 to Prospectus Dated February 12, 2007

T H E    F RO N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, improves the overall performance of your investment portfolio, and enhances the power of your strategic asset allocation.

July performance for the various Series of The Frontier Fund is detailed below:

The Frontier Fund Class 1	July 2007	July 2007 YTD	NAV / Unit
Balanced Series-1	-7.02%	-4.84%	$101.49
Balanced Series-1a	-7.06%	-5.09%	$91.09
Campbell/Graham Series-1	-8.59%	-1.17%	$95.15
Currency Series-1	-0.58%	3.47%	$104.67
Long/Short Commodity Series-1	-2.20%	-2.63%	$97.78
Graham Series-1	-4.25%	7.89%	$91.39
Winton Series-1	-1.90%	-1.22%	$104.36
Long Only Commodity Series-1	2.83%	4.81%	$100.03
Managed Futures Index Series-1	0.83%	1.50%	$98.20
Dunn Series-1 (Closed to Investors)	-18.15%	-17.89%	$63.15

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

1. The actual trading composite results of above Series’ advisor trading program(s) with pro forma expenses of The Frontier Fund applicable to the Series Units as set forth in the Break-even Analysis are contained in the Prospectus. The pro forma average annualized rate of return of the Series-2 Units will be commensurately higher than that of the Series-1 Units, to the extent that the Series-2 expenses are lower than the Series-1 expenses as set forth in the respective Break-even Table.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jul-07

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	($4,110,203.34)
Unrealized trading gain/(loss)	-10,167,377.12
Less: commissions	-286,155.05
Less: FCM fees	-114,923.83
Foreign currency gain/(loss)	26,431.25
Interest Income	603,629.44

Total Income	-14048598.65

EXPENSES
Management fees	109,992.63
Incentive fees	2,156,260.85
Broker service fees	634,184.73

Total Expenses	2900438.21

Net Income (Loss)	-16949036.86

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	2,209,175.31	$241,128,267.85	109.15

Current month additions	36,072.05	3,934,741.19
Current month redemptions	-30,657.04	-3,352,066.61

Net Income (loss) for current month		-16949036.86
Net Asset Value, end of current month	2214590.321	224761905.6	101.4914151
Monthly rate of return			-0.070165688

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of The Frontier Fund - Balanced Series 1

THE FRONTIER FUND BALANCED SERIES - 1A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jul-07

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	($97,311.43)
Unrealized trading gain/(loss)	-243,126.87
Less: commissions	-6,750.26
Less: FCM fees	-2,701.40
Foreign currency gain/(loss)	608.03
Interest Income	18,386.25

Total Income	-330895.68

EXPENSES
Trading fees	5,955.67
Management fees	3,483.98
Incentive fees	50,370.25
Broker service fees	14,915.29

Total Expenses	74725.19

Net Income (Loss)	-405620.87

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	57,389.31	$5,624,646.22	98.01

Current month additions	1,560.57	151,921.19
Current month redemptions	-124.32451	-12,482.74

Net Income (loss) for current month		-405620.87
Net Asset Value, end of current month	58825.55322	5358463.8	91.09075065
Monthly rate of return			-7.06%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of The Frontier Fund - Balanced Series 1a

THE FRONTIER FUND CAMPBELL/GRAHAM SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jul-07

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	($1,587,488.78)
Unrealized trading gain/(loss)	-3,228,735.04
Less: commissions	-15,832.75
Less: FCM fees	-31,466.36
Foreign currency gain/(loss)	2,990.79
Interest Income	161,041.62

Total Income	-4699490.52

EXPENSES
Management fees	122,822.12
Incentive fees	-14,843.60
Broker service fees	151,314.72

Total Expenses	259293.24

Net Income (Loss)	-4958783.76

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	548,091.23	$57,050,061.20	104.09

Current month additions	13,705.01	1,420,799.49
Current month redemptions	-6,883.70	-712,156.72

Net Income (loss) for current month		-4958783.76
Net Asset Value, end of current month	554912.5399	52799920.21	95.14998565
Monthly rate of return			-0.085887351

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund - Campbell/Graham Series 1

THE FRONTIER FUND CURRENCY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jul-07

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	($33,445.44)
Unrealized trading gain/(loss)	-11,687.41
Less: FCM fees	-4,387.16
Interest Income	22,529.65

Total Income	-26990.36

EXPENSES
Management fees	5,011.07
Incentive fees	0
Broker service fees	23,843.97

Total Expenses	28855.04

Net Income (Loss)	-55845.4

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	84,271.81	$8,872,959.06	105.29

Current month additions	4,541.44	479,858.07
Current month redemptions	-642.71236	-67,782.50

Net Income (loss) for current month		-55845.4
Net Asset Value, end of current month	88170.53931	9229189.23	104.6742971
Monthly rate of return			-0.005847686

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of The Frontier Fund - Currency Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jul-07

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	($299,737.38)
Unrealized trading gain/(loss)	-224,798.26
Less: commissions	-47,387.79
Less: FCM fees	-12,236.89
Foreign currency gain/(loss)	0
Interest Income	95,157.97

Total Income	-489002.35

EXPENSES
Management fees	86,370.72
Incentive fees	15,231.52
Broker service fees	75,264.14

Total Expenses	176866.38

Net Income (Loss)	-665868.73

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	284,858.70	$28,479,911.50	99.98

Current month additions	24,144.63	2,408,100.76
Current month redemptions	-3,841.28	-382,665.21

Net Income (loss) for current month		-665868.73
Net Asset Value, end of current month	305162.0547	29839478.32	97.78240072
Monthly rate of return			-0.021980389

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund - Long/Short Commodity Series 1

THE FRONTIER FUND GRAHAM SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jul-07

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	($28,299.57)
Unrealized trading gain/(loss)	-197,742.80
Less: commissions	-2,148.59
Less: FCM fees	-2,998.78
Foreign currency gain/(loss)	488.55
Interest Income	16,291.52

Total Income	-214409.67

EXPENSES
Management fees	4,305.26
Incentive fees	3,116.57
Broker service fees	14,761.68

Total Expenses	22183.51

Net Income (Loss)	-236593.18

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	57,889.17	$5,525,371.27	95.45

Current month additions	311.59638	30,216.80
Current month redemptions	-82.8969	-7,779.30

Net Income (loss) for current month		-236593.18
Net Asset Value, end of current month	58117.86604	5311215.59	91.38696845
Monthly rate of return			-0.042567119

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of The Frontier Fund - Graham Series 1

THE FRONTIER FUND WINTON SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jul-07

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	($31,377.87)
Unrealized trading gain/(loss)	-303,725.93
Less: commissions	-6,561.55
Less: FCM fees	-7,551.88
Foreign currency gain/(loss)	680.72
Interest Income	43,135.53

Total Income	-305400.98

EXPENSES
Management fees	30,266.75
Incentive fees	-2,158.11
Broker service fees	46,199.26

Total Expenses	74307.9

Net Income (Loss)	-379708.88

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	148,088.53	$15,753,838.49	$106.38

Current month additions	35,533.89	3,788,902.83
Current month redemptions	0	0

Net Income (loss) for current month		-379708.88
Net Asset Value, end of current month	183622.4186	19163032.44	104.3610719
Monthly rate of return			-0.018978455

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of The Frontier Fund - Winton Series 1

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jul-07

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$121,686.47
Unrealized trading gain/(loss)	0
Less: commissions	0
Less: FCM fees	-1,958.36
Foreign currency gain/(loss)	0
Interest Income	14,051.06

Total Income	133779.17

EXPENSES
Management fees	4,889.75
Incentive fees	0
Broker service fees	7,501.62

Total Expenses	12391.37

Net Income (Loss)	121387.8

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	43,034.49	$4,186,382.55	97.28

Current month additions	2,496.54	246,681.69
Current month redemptions	-104.08489	-10,217.93

Net Income (loss) for current month		121387.8
Net Asset Value, end of current month	45426.94773	4544234.11	100.033886
Monthly rate of return			0.028308861

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund - Long Only Commodity Series 1

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

Jul-07

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$4,896.40
Unrealized trading gain/(loss)	2,020.68
Less: commissions	-385.42
Less: FCM fees	-279.78
Foreign currency gain/(loss)	185.15
Interest Income	1,232.12

Total Income	7669.15

EXPENSES
Management fees	1,119.38
Incentive fees	0
Broker service fees	1,098.70

Total Expenses	2218.08

Net Income (Loss)	5451.07

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$$ per unit
Net Asset Value, end of prior month	6,471.72	$630,260.11	97.39

Current month additions	10.60684	1,062.88
Current month redemptions	-283.62717	-28,090.68

Net Income (loss) for current month		5451.07
Net Asset Value, end of current month	6198.6987	608683.38	98.19534865
Monthly rate of return			0.008269316

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of The Frontier Fund - Managed Futures Index Series 1